UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2009
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-31753	35-2206895
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.03 Material Modifications to Rights of Security Holders
Item 9.01. Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-4.1
EX-4.2
EX-4.3
EX-4.4
Item 1.01 Entry into a Material Definitive Agreement.
     On July 27, 2009, CapitalSource Inc. (the “Company”) and certain of its subsidiaries entered into a number of material definitive agreements and material amendments to certain material definitive agreements in connection with the closing of the Company’s previously announced offering of senior secured notes. The Company sold the Notes (as defined below) at an offering price of 93.966% of the principal amount of the Notes in an offering exempt from the registration requirements of the (as defined below) Securities Act of 1933. The Company applied the proceeds of the offering to repay principal amounts outstanding under the Company’s existing senior secured credit facility and to pay related fees and expenses.
Senior Secured Notes Indenture
     On July 27, 2009, the Company entered into an Indenture, dated as of July 27, 2009 (the “Indenture”), by and among the Company, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the Company issued $300 million in aggregate principal amount of its 12.75% Senior Secured Notes due 2014 (the “Notes”).
     The Notes accrue interest at a rate of 12.75% per annum from July 27, 2009. Interest is payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2010. The Notes will mature on July 15, 2014.
     The Company may redeem some or all of the Notes at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. In addition, before July 15, 2012, the Company may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.75% of their principal amount with the net cash proceeds of certain equity offerings. If the Company undergoes a change of control (as defined in the Indenture), sells certain of its assets, or, under certain circumstances, receives certain cash proceeds from loan collateral, the Company may be required to offer to purchase Notes from holders at 101% of their principal amount, in the case of a change of control, or 100% of their principal amount, in the case of asset sales or receipt of loan collateral proceeds. Accrued and unpaid interest on the Notes would also be payable in each of the foregoing events of redemption or purchase.
     Repayment of the Notes may be accelerated upon the occurrence of events of defaults specified in the Indenture, as described in Item 2.03 of this report, which description is incorporated by reference in this Item 1.01.
     The Notes are the Company’s senior obligations and rank equally in right of payment with all of the Company’s existing and future senior indebtedness, including amounts outstanding under the Company’s existing senior secured bank credit facility and the Company’s outstanding 3.5% Senior Convertible Debentures due 2034. The Notes are guaranteed on a senior secured basis by CapitalSource Finance LLC (the “Guarantor”), a wholly owned subsidiary. The guarantee is the Guarantor’s senior obligation and ranks equally in right of payment with all of its existing and future senior indebtedness, including its guarantee of the Company’s existing senior secured bank credit facility and the Company’s outstanding 3.5% Senior Convertible Debentures due 2034. The Notes are secured on a senior basis, equally and ratably with the Company’s existing senior secured credit facility and any future senior obligations, by substantially all of the assets of the Company and the Guarantor and by secured intercompany notes issued to the Company by subsidiaries which are guarantors of the obligations under the existing senior secured bank credit facility but not guarantors of the Notes, which inter company notes the Company has pledged as part of the security for the Notes.

     The Indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends on, redeem or repurchase the Company’s capital stock, make investments or restricted payments, repay subordinated indebtedness, enter into transactions with affiliates, sell assets, create liens, restrict dividends and other payments from restricted subsidiaries to the Company, designate unrestricted subsidiaries, issue or sell stock of subsidiaries, and engage in a merger, sale or consolidation. All of the covenants are subject to a number of important qualifications and exceptions under the Indenture. The Indenture does not contain any financial maintenance covenants.
     U.S. Bank also acts as trustee under the indenture governing the Company’s outstanding 3.5% Senior Notes due 2034.
     The foregoing summary of the terms of the Indenture and the Notes is qualified in its entirety by reference to the text of the Indenture (including the form of Global Note thereunder), which is filed as exhibit 4.1 to this report and incorporated in this Item 1.01 by reference.
Collateral Agreements
     In connection with the issuance of the Notes and the pledge of assets, the Company, the Guarantor and certain restricted subsidiaries consented to an Intercreditor Agreement, dated as of July 27, 2009 (the “Intercreditor Agreement”), among the Company, the Company’s subsidiaries party thereto, as the other Grantors, Wachovia Bank, National Association, as Collateral Agent for the First Lien Secured Parties referred to therein and as Authorized Representative for the Credit Agreement Secured Parties referred to therein, U.S. Bank National Association, as the Authorized Representative for the Notes Secured Parties and Trustee. The rights of the holders of the Notes with respect to the collateral that secures the Notes on a first-priority basis are subject to the Intercreditor Agreement. Under the Intercreditor Agreement, actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against the collateral, to control such proceedings and to approve amendments to or releases of the collateral from the lien of, and waive past defaults under, the documents relating to the collateral, generally will be taken by the Collateral Agent at the direction of the lenders under the senior secured bank credit facility, subject to a 90-day standstill period. However, once the Company’s outstanding obligations under the Notes exceed the outstanding obligations under the senior secured bank credit facility, the Collateral Agent is required to act upon the instruction of a majority of holders of the aggregate outstanding obligations under the Notes and the senior secured bank credit facility, taken as a whole.
     In connection with the issuance of the Notes and the pledge of assets of the Company and certain restricted subsidiaries as collateral to secure the Notes, the Company and certain of its subsidiaries amended two agreements that were originally entered into as of December 23, 2008 in connection with an amendment to the Company’s senior secured bank credit facility completed on that date:
•	Amended Security Agreement, amended as of July 27, 2009, among the Company and the subsidiaries of the Company party thereto, as guarantors or obligors, in favor of Wachovia Bank, National Association, as Collateral Agent; and

•	Amended Pledge Agreement, amended as of July 27, 2009, among the Company and the subsidiaries of the Company party thereto, as Pledgors, in favor of Wachovia Bank, National Association, as Collateral Agent, Wells Fargo Bank, National Association, as collateral custodian and CapitalSource Finance LLC, as servicer.
The Amended Security Agreement and the Amended Pledge Agreement establish the terms of the security interests and liens in and on the collateral that secures the Notes as well as the Company’s existing senior secured credit facility.
     Wachovia Bank, National Association is a lender and administrative agent under the Company’s existing senior secured bank credit facility. Certain of its affiliates have provided investment banking services to the Company.
     The Intercreditor Agreement, the Amended Security Agreement and the Amended Pledge Agreement are filed as exhibits 4.2, 4.3 and 4.4, respectively, to this report and are incorporated by reference in this Item 1.01. The foregoing summary of the terms of the Intercreditor Agreement, the Amended Security Agreement and the Amended Pledge Agreement is qualified in its entirety by reference to the text of the applicable agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03.
     Upon the closing of the sale of the Notes, the Company became obligated as issuer of $300 million aggregate principal amount of senior secured indebtedness under the Notes. The Notes are guaranteed on a senior secured basis by CapitalSource Finance LLC and may be guaranteed on a senior secured basis by certain of the Company’s future restricted subsidiaries. The Trustee or holders of at least 25% in principal amount of the outstanding Notes can declare 100% of the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately if specified events of default occur and are continuing. Events of default include, with certain specified exceptions and qualifications, the following events: the failure to pay the principal of any Note when due and payable at its stated maturity or upon acceleration, redemption or otherwise; the failure to make payment of interest on any Note when due and payable; failure at specified times to maintain adequate restricted payment capacity to repay certain subordinated indebtedness; a default in the performance of or breaches of other provisions of the Indenture or any collateral agreement or under the Notes; a default on certain other outstanding indebtedness or a failure to discharge certain judgments; certain events of bankruptcy, insolvency or reorganization relating to the Company or any significant subsidiary; the failure of certain subsidiary guarantees or intercompany note to be in full force and effect or the denial by a subsidiary guarantor or intercompany note issuer of its obligations under its guarantee or intercompany note; and the failure of any agreement with respect to the assets securing the Notes as collateral to be in full force and effect with respect to a material portion of the collateral, or to give the collateral agent for the benefit of the holders of the Notes the liens, rights, powers and privileges in any material portion of the collateral. Upon the occurrence of any of the foregoing events of bankruptcy, insolvency or reorganization, payment under the Notes will become immediately due and payable without any act on the part of the Trustee or any holder of the Notes.

Item 3.03 Material Modifications to Rights of Security Holders.
     The information set forth under Item 1.01 of this report is incorporated by reference in this Item 3.03.
     The Indenture described in Item 1.01 contains a covenant that generally limits cash dividends and dividends in other property paid on CapitalSource’s common stock and other capital stock to amounts that do not exceed the cumulative amount of CapitalSource’s consolidated net income (as defined for purposes of the Indenture) plus (i) the net cash proceeds of certain equity offerings, and (ii) the net reduction of specified investments. The Indenture does not restrict payment of a regular quarterly dividend not to exceed $0.01 per share, as adjusted for certain transactions.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
     See Exhibit Index attached to this Form 8-K, which is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2009	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Indenture dated as of July 27, 2009 between CapitalSource Inc., the guarantors of the Notes from time to time parties to this Indenture and U.S. Bank National Association, as trustee.

4.2	Intercreditor Agreement dated as of July 27, 2009, among Wachovia Bank, National Association, , as collateral agent for the First Lien Secured Parties, Wachovia Bank, National Association, as authorized representative for the Credit Agreement Secured Parties and administrative agent, and U.S. Bank National Association, as authorized representative for the Notes Secured Parties and trustee.

4.3	Amended Security Agreement dated as of July 27, 2009 by and among CapitalSource Inc. and certain direct and indirect subsidiaries of CapitalSource Inc. that are or become guarantors collectively, the guarantors and the obligors, and Wachovia Bank, National Association, as collateral agent.

4.4	Amended Pledge Agreement dated as of July 27, 2009 by and among CapitalSource Inc. and certain direct and indirect subsidiaries of CapitalSource Inc. that are or become guarantors collectively, the guarantors and pledgors, Wachovia Bank, National Association, as collateral agent, Wells Fargo Bank, National Association as collateral custodian and CapitalSource Finance LLC, as servicer.